Exhibit 99

MIRAVANT ANNOUNCES RESULTS OF PHASE III STUDY OF SnET2


SANTA BARBARA,  CA, January 13, 2002 - Miravant  Medical  Technologies  (Nasdaq:
MRVT) announced today the results of its phase III clinical trials of SnET2 (tin ethyl etiopurpurin), an investigational drug developed for the wet form of age-related macular degeneration (wet AMD). The top line results of the trials indicate that SnET2 did not meet the primary efficacy endpoint in this study population.

"We have always recognized the challenges of developing a treatment for this serious vision-threatening disease," said Gary S. Kledzik, Ph.D, chairman and chief executive officer. "We will be undertaking a full review of the data from the phase III trials, and will make future development decisions about SnET2 after we have completed the additional analyses."

AMD is the leading cause of severe vision loss in people over 50 years of age. The wet form of AMD is the more severe type, affecting only 10 percent of those with the disease, but accounting for 90% of the blindness caused by AMD. There are approximately 400,000 new cases of wet AMD each year in the U.S. and Europe.

Miravant developed SnET2 in collaboration with Pharmacia  Corporation.  SnET2 is
an  investigational   photodynamic   therapy  (PDT)  for  sub-foveal   choroidal
neovascularization (CNV), also known as the wet form of AMD.

The phase III trials consist of two randomized, double-masked studies, enrolling a total of 933 patients with wet AMD. Patients were treated with SnET2 (0.5 mg/kg and 0.75 mg/kg, placebo) and a diode laser using 664nm wavelength.

Miravant Medical Technologies specializes in both pharmaceuticals and devices for photoselective medicine. The company is developing PhotoPoint(tm) PDT in ophthalmology, dermatology, cardiovascular disease and oncology.

The statement above by Dr. Kledzik about future development of SnET2 is forward-looking and relates to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the company may decide not to further develop SnET2 for wet AMD or any other indication. For a discussion of additional important risk factors that may cause our results to differ from those described above, please refer to our annual report on Form 10-K for the year ended December 31, 2000 and other quarterly and periodic reports filed with the Securities and Exchange Commission.